EXHIBIT 16
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October 10, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred October 5, 2000, to be filed by our former client, Amerihost Properties, Inc. We agree with the statements made in response to that item insofar as they related to our Firm.

Yours very truly,



/s/ BDO Seidman, LLP